EXHIBIT 99
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Sussex Bancorp
399 Route 23
Franklin, NJ  07416

                            SUSSEX BANCORP ANNOUNCES
                         INCREASED FIRST QUARTER RESULTS
                                AND CASH DIVIDEND

     FRANKLIN, NEW JERSEY - April 17, 2003- Sussex Bancorp ( AMEX: "SBB") announced today that for the quarter ended March 31, 2003, the Company earned net income of $313,000, an increase of $82,000, or 35.5% over net income of $231,000 earned in the first quarter of 2002. Basic earnings per share for the two periods were $.18 and $.14 respectively. Diluted earnings per share were $.18 and $.13 for the two periods. The Company's net interest income increased to $1,913,000 for the quarter ended March 31, 2003 from $1,654,000 for the first quarter of 2002. Weighted average number of basic shares outstanding was 1,692,529 for 2003 and 1,658,741 for 2002. Weighted average number of diluted shares was 1,745,392 for 2003 and 1,733,057 for 2002.

     The Company's interest expense decreased to $772,000 for the three months ended March 31, 2003 from $953,000 for the first quarter of 2002. The Company's total deposits increased to $195.4 million at March 31, 2003 from $180.4 million at March 31, 2002. The decrease in interest expense reflects the substantial decline in rates paid on deposits as market rates of interest continue to decline. At March 31, 2003 the Company had total assets of $230.7 million, compared to total assets of $205.1 million at March 31, 2002.

     The loan loss provision for the first quarter was $125,000 compared to $75,000 for the same period last year. The Company's total loans increased $13.9 million to $118.5 million at March 31, 2003 from $104.6 million at March 31, 2002. The Company's increase in its loan loss provision is primarily due to continued growth in the portfolio, with loans secured by non-residential real estate increasing $12.0 million to $46.5 million at March 31, 2003 from $34.5 million at March 31, 2002.

     The Company's non-interest income increased, year over year, by $230,000. The Company reported non-interest income of $995,000 for the current first quarter compared to $765,000 for the first quarter of 2002. The increase primarily reflects insurance commissions earned by our insurance agency subsidiary, Tri-State Insurance Agency, Inc.

     Sussex Bancorp also announced that its Board of Directors declared a cash dividend of $0.07 per share, payable on May 27, 2003 to shareholders of record as of May 5, 2003.

     Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.